EX 99.1

ASV Holdings, Inc. Reports Third Quarter 2018 Results

Grand Rapids, MN, November 1, 2018 — ASV Holdings, Inc. (Nasdaq: ASV), a leading provider of rubber-tracked compact track loaders and wheeled skid steer loaders in the compact construction equipment market, today announced Third Quarter and year-to-date 2018 results.  For the three months ended September 30, 2018, the Company reported Net Sales of $32.8 million and Net Income of $0.6 million or $0.06 per share compared to Net Sales of $30.6 million and Net Income of $0.5 million or $0.05 per share for the three months ended September 30, 2017.

Third Quarter 2018 Highlights

•	$32.8 million in Net Sales represented 7.2% year-over-year growth from $30.6 million, driven by 30% “same-store” dealer sales growth.
•	7th consecutive quarter of year-over-year quarterly machine revenue growth with 40% year-over-year increase in North American machine sales and 16.4% overall machine sales, to $23.1 million.
•	Net Income of $0.6 million or $0.06 per share, compared to third quarter 2017 Net Income of $0.5 million or $0.05 per share.
•	Third quarter 2018 gross profit margin adversely impacted 270 basis points by increased material costs.
•	EBITDA of $2.3 million or 6.9% of sales compared to $2.7 million or 8.7% of sales for the third quarter of 2017.
•	Adjusted EBITDA* of $2.4 million or 7.3% of sales compared to third quarter 2017 Adjusted EBITDA of $2.8 million or 9.0% of sales.
•	Over 140 North American dealer representatives attended the first ASV dealer day at Grand Rapids facility in September, which included two new machine launches, and $39 million of new orders booked.

*The Glossary at the end of this press release contains further details regarding reconciliation of GAAP items and Adjusted items.

Chairman and Chief Executive Officer, Andrew Rooke commented, “Our quarter was largely as expected, supported by robust machine revenue growth of 40% here in North America, with most of that growth coming from existing or “same store” dealers, which at 30% was the highest in any period since our IPO and re-launch of the brand. Our increasing brand recognition, new product launches and dealer support resulted in further progress towards our target of 300 dealer and rental locations, which stood at 270 at the end of the third quarter. Higher direct material costs that we have experienced since the second quarter which reduced this quarter’s earnings per share by $0.05, and lower sales to our largest customer continued to partially offset our sales increases, and cost savings that we realized in the third quarter.”

“Price increases that we implemented to offset the sharply higher steel prices seen throughout our supply chain should enable margin recovery in the fourth quarter and into next year.  We continue to reduce our sourcing and manufacturing costs and accelerate sell-through from our growing dealer network. Demand for industrial and construction equipment remains steady, as evidenced by key economic data points, such as housing starts and construction indices, notwithstanding some recent slowing in housing. While this demand has created industry-wide component shortages and impacted delivery times, we are encouraged that continued market expansion and our team’s execution will result in continued improving financial performance as we close out the year.”

Missi How, Chief Financial Officer, added, “With demand for our products still at healthy levels, we have increased our inventory of long lead time components and finished goods to improve our ability to ship against current and future anticipated orders.  The increased working capital needs and year to date principal repayments of $1.5 million on our term loan has resulted in a modest increase in our revolver draw down, but our credit availability remains well above current needs and our current ratio, DSO and leverage ratios all remain in good shape.”

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Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community.  Anyone interested in participating in the call should dial 800-289-0438 if calling within the United States or 323-794-2423 if calling internationally. A replay will be available until 11:59 PM ET November 8, 2018 which can be accessed by dialing 844-512-2921 if calling within the United States or 412-317-6671 if calling internationally. Please use passcode 2824790 to access this replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company's corporate website, www.asvi.com in the “Investors” section.

About ASV Holdings, Inc.

ASV Holdings, Inc. is a designer and manufacturer of compact construction equipment. Its patented Posi-Track rubber tracked, multi-level suspension undercarriage system provides a competitive market differentiator for its Compact Track Loader (CTL) product line with brand attributes of power, performance and serviceability.  It’s wheeled Skid Steer Loaders (SSLs) also share the common brand attributes. Equipment is sold through an independent dealer network throughout North America, Australia, and New Zealand. The company also sells OEM equipment and aftermarket parts. ASV owns and operates a 238,000 square-foot production facility in Grand Rapids, MN.

Forward-Looking Statements and non-GAAP Information

This release contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements in this release include, without limitation: (1) projections of revenue, earnings, capital structure and other financial items, (2) statements of our plans and objectives, (3) statements regarding the capabilities and capacities of our business operations, (4)  statements of expected future economic conditions and the effect on us and on dealers or OEM customers, (5) expected benefits of our cost reduction measures, and (6) assumptions underlying statements regarding us or our business.

Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described in the section entitled “Risk Factors” in our Form 10K for the year ended December 31, 2017, which are available on our EDGAR page at www.sec.gov. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” and elsewhere in the Form 10K. You should not rely upon forward-looking statements as predictions of future events.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this release, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

We obtained the industry, market and competitive position data in this release from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

We from time to time refer to various non-GAAP financial measures in this release.  We believe that this information is useful to understanding our operating results by excluding certain items that may not be indicative of our core operating results and business outlook.  Reference to these non-GAAP financial measures should not be considered as a substitute for, or superior to, results that are presented in a manner consistent with GAAP.  Rather, the non-GAAP financial information should be considered in addition to results that are presented in a manner consistent with GAAP.  A reconciliation of non-GAAP financial measures referred to in this release is provided in the tables at the conclusion of this release.

Company Contact

ASV Holdings, Inc.	Darrow Associates Inc.

Andrew RookePeter Seltzberg, Managing Director

Chairman and Chief Executive OfficerInvestor Relations

218-327-5389(516) 419-9915

andrew.rooke@asvi.compseltzberg@darrowir.com

ASV Holdings, Inc.

Condensed Statements of Operations

(In thousands, except par value and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	Unaudited	Unaudited	Unaudited	Unaudited
Net sales	$32,776	$30,635	$94,506	$92,885

Cost of goods sold	28,576	25,798	82,107	78,389

Gross profit	4,200	4,837	12,399	14,496

Research and development costs	485	503	1,407	1,561
Selling, general and administrative expense	2,662	2,857	9,004	8,340

Operating income	1,053	1,477	1,988	4,595

Other income (expense)
Interest expense	(491)	(698)	(1,413)	(2,463)
Other income (expense)	2	—	8	1

Total other expense	(489)	(698)	(1,405)	(2,462)

Income before taxes	564	779	583	2,133

Income tax expense (benefit)	(35)	257	(28)	(372)

Net income	$599	$522	$611	$2,505

Earnings per share:
Basic net income per share	0.06	$0.05	$0.06	$0.28
Diluted net income per share	0.06	$0.05	$0.06	$0.28

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	9,834	9,800	9,824	8,897
Diluted weighted average common shares outstanding	9,834	9,800	9,824	8,897

Pro forma (C corporation basis):
Pro forma tax expense	N/A	N/A	N/A	$768
Pro forma net income	N/A	N/A	N/A	$1,365

Pro forma earnings per share:
Basic net income per share	N/A	N/A	N/A	$0.15
Diluted net income per share	N/A	N/A	N/A	$0.15

ASV Holdings, Inc.

Balance Sheets

(In thousands, except par value)

	September 30,	December 31,
	2018	2017
	Unaudited
ASSETS
CURRENT ASSETS
Cash	$5	$3
Trade receivables, net	17,625	18,276
Receivables from affiliates	25	76
Inventory, net	33,441	26,691
Prepaid income tax	818	896
Prepaid expenses and other	585	591
Total current assets	52,499	46,533

NON-CURRENT ASSETS
Property, plant and equipment, net	13,039	13,797
Intangible assets, net	21,367	23,277
Goodwill	30,579	30,579
Other long-term assets	255	311
Deferred tax asset	771	624
Total assets	$118,510	$115,121

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable - current portion	$2,012	$2,000
Trade accounts payable	16,923	15,174
Payables to affiliates	737	1,063
Accrued compensation and benefits	1,096	1,483
Accrued warranties	1,600	1,869
Accrued product liability- short term	82	778
Accrued other	1,280	1,039
Total current liabilities	23,729	23,406

NON-CURRENT LIABILITIES
Revolving loan facility	15,740	12,511
Notes payable - long term, net	11,625	12,664
Other long-term liabilities	720	739
Total liabilities	51,814	49,320

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 5,000 authorized, none outstanding at September 30, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.001 par value, 50,000 authorized, 9,834 and 9,806 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	10	10
Additional paid-in capital	65,719	65,434
Retained earnings	967	357
Total Stockholders' Equity	66,696	65,801

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$118,510	$115,121

ASV Holdings, Inc.

Statements of Cash Flows

(In thousands)

	For the Nine Months Ended September 30,
	2018	2017
	Unaudited	Unaudited
OPERATING ACTIVITIES
Net income	$611	$2,505
Adjustments to reconcile to net income to net cash
provided by operating activities:
Depreciation	1,717	1,716
Amortization	1,910	1,910
Share-based compensation	374	231
Deferred income tax (benefit)	(147)	(947)
Loss on sale of fixed assets	6	46
Amortization of deferred finance cost	107	163
Loss on debt extinguishment	—	83
Bad debt expense	29	17
Changes in operating assets and liabilities
Trade receivables	622	(3,509)
Net trade receivables/payables from affiliates	(275)	194
Inventory	(6,887)	5,635
Prepaid income tax	—	—
Prepaid expenses	78	(144)
Trade accounts payable	1,749	2,233
Accrued expenses	(1,111)	(1,444)
Tax payable	—	31
Other long-term liabilities	(35)	39

Net cash (used in) provided by operating activities	(1,252)	8,759

INVESTING ACTIVITIES
Decrease in restricted cash	—	535
Purchase of property and equipment	(828)	(474)

Net cash (used in) provided by investing activities	(828)	61

FINANCING ACTIVITIES
Principal payments on long-term debt	(1,497)	(1,826)
Proceeds from long-term note	425	—
Debt issuance costs incurred	—	(9)
Proceeds from issuance of common stock, net of offering costs	—	10,405
Net payments on debt	—	(10,405)
Shares repurchased for income tax withholding on share-based compensation	(76)	—
Net borrowings (payments) on revolving credit facilities	3,230	(7,549)

Net cash provided by (used in) financing activities	2,082	(9,384)

NET CHANGE IN CASH	2	(564)

Cash at beginning of period	3	572

Cash at end of period	$5	$8

Supplemental Information

Cautionary Statement Regarding Non-GAAP Measures

This release contains references to “EBITDA” and “Adjusted EBITDA.” EBITDA is defined for the purposes of this release as net income or loss before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus stock-based compensation, less the gain or loss related to non-recurring events. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our products. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides a measure of our recurring core business.

However, EBITDA and Adjusted EBITDA are not recognized earnings measures under generally accepted accounting principles of the United States (“U.S. GAAP”) and do not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that EBITDA and Adjusted EBITDA should not be construed as alternatives to net income or loss or other income statement data (which are determined in accordance with U.S. GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management’s method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Reconciliation of EBITDA to Adjusted EBITDA (in millions except percentages)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$0.6	$0.5	$0.6	$2.5
Interest expense	0.5	0.7	1.4	2.5
Tax	-	0.3	-	(0.4)
Depreciation & amortization	1.2	1.2	3.6	3.6
EBITDA (1)	$2.3	$2.7	$5.6	$8.2
% of Sales	6.9%	8.7%	5.9%	8.9%

EBITDA	$2.3	$2.7	$5.6	$8.2
Costs of ConExpo trade show (2)	-	-	-	0.1
Revision to accrual for legal proceeding expenses less legal costs (3)	-	-	-	(0.2)
Stock compensation and transaction related compensation costs (4)	0.1	0.1	0.4	0.4
Aftermarket parts distribution center relocation (5)	-	-	0.6	-
Adjusted EBITDA (6)	$2.4	$2.8	$6.6	$8.5
Adjusted EBITDA as % of net revenues	7.3%	9.0%	7.0%	9.1%
Pro-forma adjustment for public company costs**	-	-	-	(0.6)
Pro-forma Adjusted EBITDA* (7)	$2.4	$2.8	$6.6	$7.9
% of Sales	7.3%	9.0%	7.0%	8.5%

* * The Company converted to a C corporation in May 2017, so the nine months ended September 30, 2017 include a pro forma adjustment for approximately $0.6 million of public company costs not included in EBITDA relating to the period January 1, 2017 to May 17, 2017.

(1)

EBITDA is defined as income or loss before interest, income taxes, depreciation and amortization. EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles net income to EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.

(2)

Costs of ConExpo trade show. The ConExpo show, which is held every three years, was held in Las Vegas in March of 2017 year. This show is an international gathering place for the construction industries, held every three years. It is estimated that 130,000 professionals from around the world attended the show.

(3)

Revision to accrual for legal proceeding expenses is included in Adjusted EBITDA since it is an adjustment in the period to an accrual established at the formation of the Joint Venture and is not representative of the operating activity in the reported period. This adjustment was due to the settlement of a legal claim lower than the accrued cost.

(4)	Stock compensation and IPO transaction related compensation costs.
(5)

Aftermarket Parts Distribution Center relocation costs are restructuring costs related to the movement of the ASV aftermarket parts operation from Southaven Memphis to a facility adjacent to the Company principal premises in Grand Rapids MN, which commenced in quarter four of 2017 and was completed in quarter one of 2018.

(6)

Adjusted EBITDA is defined as EBITDA less the gain or loss related to non-recurring events. Adjusted EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles EBITDA to Adjusted EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.

(7)	2017 Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA less public company costs.

Reconciliation of GAAP Net Income to Adjusted Net Income (in millions except shares and EPS)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net income as reported	$0.6	$0.5	$0.6	$2.5
Aftermarket parts distribution center relocation- net of tax effect. (1)	-	-	0.5	-
Tax benefit from conversion to C corporation (2)	(0.1)	-	(0.1)	(0.9)
Debt issuance cost written off on debt repayment from IPO proceeds net of tax	-	-	-	0.1
Pro-forma adjustment for public company costs net of tax at 26.41% (3)	-	-	-	(0.6)
Adjusted net income	$0.5	$0.5	$1.0	$1.1

Weighted average diluted shares outstanding	9,834,000	9,800,000	9,824,000	8,897,000
Basic and Diluted earnings per share as reported	$0.06	$0.05	$0.06	$0.28
Total EPS Effect	($0.01)	$0.00	$0.04	($0.16)
Adjusted (pro forma) earnings per share	$0.05	$0.05	$0.10	$0.12

(1)

Aftermarket Parts Distribution Center relocation costs are restructuring costs related to the movement of the ASV aftermarket parts operation from Southaven Memphis to a facility adjacent to the Company principal premises in Grand Rapids MN, which commenced in quarter four of 2017 and was completed in quarter one of 2018.

(2)

The tax benefit was generated from a tax credit of $0.9 million arising from the establishment of a deferred tax asset on conversion of the Company from a Minnesota limited liability company to a Delaware corporation immediately prior to the IPO in May 2017.

(3)

Pro forma adjustments for public company costs: The Company converted from a LLC to a corporation on May 11, 2017. The pro forma adjustment reflects the run rate of actual public company costs incurred in 2017 as if the company had been a corporation for the whole of the period January 1, 2017 to May 17, 2017.

Current Ratio

Debt

Trailing Twelve Month Adjusted EBITDA at 9/30/18 of $8.8M.

Net Working Capital

Net working capital as a % of annualized last quarter’s sales is the sum of accounts receivable and inventory less accounts payable divided by the last quarter’s sales annualized (x4).

	September 30, 2018	December 31, 2017
Accounts receivable	17,649	18,352
Inventory	33,441	26,691
Accounts payable	(17,660)	(16,237)
Net working capital	$33,430	$28,806
Last quarters annualized sales (LQS)	131,104	121,820
Net working capital % of LQS	25.5%	23.6%